UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   EDWARD G. NELSON
   2401  21ST  AVENUE SOUTH
   SUITE 200
   NASHVILLE,  TN   37212
2. Issuer Name and Ticker or Trading Symbol
   CENTRAL PARKING CORPORATION (PK)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   September 1997
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
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Common Stock                                                                                     3,000          D
Common Stock                                                                                     3,000          I  by Spouse (1)

Table II (PART 1)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
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Non-Qualified Stock Option     $12.0000                                                                   01/06/96     10/06/05
(right to buy)  (2)
Non-Qualified Stock Option     $32.5000                                                                   09/30/96     09/30/06
(right to buy)  (2)
Non-Qualified Stock Option     $45.7500        9/30/97        A         3,000                             03/31/98     09/30/07
(right to buy)  (2)

Table II (PART 2)  Derivative Securitites Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
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Non-Qualified Stock Option               Common Stock                   7,500                     7,500         D
(right to buy)  (2)
Non-Qualified Stock Option               Common Stock                   2,000                     2,000         D
(right to buy)  (2)
Non-Qualified Stock Option               Common Stock                   3,000                     3,000         D
(right to buy)  (2)

Explanation of Responses:

(1)
Common stock owned by Carole M. Nelson. Reporting person disclaims beneficial ownership of these shares and this report shall not be deemed an admission that the reporting person is the beneficial owner of such shares for purposes of Section 16 or any other purpose.
(2)
Options granted pursuant to the Central Parking Corporation 1995 Nonqualified Stock Option Plan for Directors.

SIGNATURE OF REPORTING PERSON
/S/ EDWARD G. NELSON
DATE 10/10/97